Exhibit 10.17.3

THIRD AMENDMENT

TO THE

SAKS INCORPORATED DEFERRED COMPENSATION PLAN

(as amended and restated effective May 1, 2002)

December 21, 2006

The Saks Incorporated Deferred Compensation Plan (the “Plan”) is hereby amended, effective December 1, 2006, as follows:

Section 4.04 is amended by adding the following at the end of the section:

In addition, the following amounts shall be credited to a Participant’s Deferred Compensation Account as “Other Employer Amounts”:

(a)	For Plan Years beginning on or after January 1, 2006, amounts that would have been contributed on behalf of the Participant to the Saks Incorporated 401(k) Retirement Plan as Supplemental Company Contributions (as defined in such plan), but for the fact that the Participant did not qualify for such contributions under such plan because he was a Highly Compensated Employee (as defined in such plan) for the Plan Year.

(b)	For Plan Years beginning on or after January 1, 2007, amounts that would have been allocated to the Participant’s Cash Balance Account in the Saks Fifth Avenue Pension Plan as Benefit Credits (as defined in such plan), but for the fact that the Participant did not qualify for such allocations under such plan because he was a Highly Compensated Employee (as defined in such plan) for the Plan Year.

Other Employer Amounts shall be fully vested at all times.

SAKS INCORPORATED

By:	Charles Hansen
Title:	Executive Vice President and General Counsel